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                                                                  EXHIBIT 10(ff)





                             MEMORANDUM OF AGREEMENT


                                     BETWEEN


                         PRESTEA GOLD RESOURCES LIMITED

                                       AND

                               BOGOSO GOLD LIMITED

                                       AND

                           PRESTEA GOLDFIELDS LIMITED

                                       AND

                        STATE GOLD MINING COMPANY LIMITED

                                       AND

                   GHANA MINEWORKERS UNION OF THE TUC (GHANA)

                                       AND

                              THE REPUBLIC OF GHANA




                              DATED MARCH 14, 2002




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MEMORANDUM OF AGREEMENT made the 14 day of March, 2002 between:

         Prestea Gold Resources Limited a company registered under the laws of the Republic of Ghana (hereafter referred to as "PGR"),

         Bogoso Gold Limited a company registered under the laws of the Republic of Ghana (hereafter referred to as "BGL"),

         Prestea Goldfields Limited a company registered under the laws of the Republic of Ghana (hereafter referred to as "PGL"),

         State Gold Mining Company Limited a Public Limited Liability Company registered under the laws of Ghana of P. O. Box 3634 Accra in the Greater Accra Region (hereinafter referred to as "SGMC"),

         Ghana Mineworkers Union of the TUC (Ghana) as the majority shareholder of PGR and as representative of the unionised employees of PGR (hereinafter referred to as "GMWU"), and,

         The Republic of Ghana, acting through the Minister of Mines (hereinafter referred to as "Government"),

WHEREAS:

A. In 1994 Government, acting through the Divestiture Implementation Committee divested its interest in PGL to JCI Limited and accordingly the Government also granted a 30 year gold Mining Lease to the said Company over the Prestea Concession Area (the "JCI Mining Lease").

B. Pursuant to the said divestiture a certain Project Development and Prestea Main Agreement respectively dated September 13, 1995 and May 20, 1996 were made between JCI Limited, Barnato Exploration Limited, Barnex (Prestea) Limited (collectively the "JCI Group") the Government, SGMC and PGL (the "Prestea Agreements") whereby certain specific rights were acquired and obligations assumed by the parties thereto in relation to the Prestea Concession Area including the right of the JCI Group to acquire at its sole discretion all or any of the Underground Mining Assets.

C. In accordance with the Prestea Agreements the JCI Group assumed management of the Underground Mine until September 16, 1998 when the JCI Group informed the Government that it could no longer operate the Underground Mine economically and therefore ceased same whilst retaining the JCI Mining Lease.

D. SGMC is the beneficial owner of the Underground Mining Assets through its 100% owned and controlled subsidiary PGL which is the legal owner of the Underground Mining Assets.

E. In December 1998, PGR upon application to the Government through the Divestiture Implementation Committee obtained the consent and approval of the Government, the JCI Group, and SGMC to take over and operate the Underground Mine using therefor


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MEMORANDUM OF AGREEMENT                                                   PAGE 2
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         the Underground Mining Assets on an interim basis and subject specifically to the rights vested in the JCI Group under the subsisting Prestea Agreements.

F. In October 2000 or thereabouts some differences arose between the Government and the JCI Group in relation to the subsisting Prestea Agreements, the JCI Mining Lease and the competing interests of third parties including PGR, PSGL and BGL in relation to the Prestea Concession Area.

G. In an effort to find a compromise solution to the major issues relating to the Prestea Concession Area, the Government by letter dated March 29, 2001 appointed the then Chief Executive Officer of the Ghana Chamber of Mines, Mr. Bentum Williams as Mediator with a specific mandate to find a negotiated solution that would harmonise the interests of the JCI Group, PGR, PSGL and BGL in the Prestea Concession Area and also ensure sustainable mining operations within the Prestea - Bogoso area. The Mediator issued a final report to the Government dated May 21, 2001 which said report is attached as Schedule "A" making therein specific recommendations in relation to the Prestea Concession Area which said recommendations were subsequently accepted by Government and provide the basis for the entry into and implementation of new commercial arrangements relating to the Prestea Concession Area among various parties.

H. In furtherance of the new commercial arrangements, (i) Golden Star Resources Ltd ("Golden Star"), the parent of BGL, entered into the Barnex Agreement whereby Golden Star committed to pay approximately $12 million in Golden Star stock and royalties to Barnato Exploration Limited, (ii) BGL entered into the Investment Agreement with PGR whereby PGR surrendered its then rights over the Prestea Concession Area in favour of the grant of the PGR Mining Lease and cash payments of up to $4.0 million from BGL, of which $2.1 million has been paid, and (iii) the parties to the Prestea Agreements decided to terminate the Prestea Agreements on mutually agreed terms and conditions to facilitate the entry into and implementation of various new agreements relating to the Prestea Concession Area with a view to permitting the co-existence of underground mining operations and surface mining operations.

I. PGR was granted the PGR Mining Lease by the Government on June 29, 2001 conferring on PGR the exclusive right to conduct underground gold mining operations within the Prestea Concession Area below a depth of 150 metres below sea level for a period of thirty (30) years effective from the date of the said PGR Mining Lease as specifically defined in the said PGR Mining Lease.

J. Similarly, BGL was granted the BGL Mining Lease by the Government on June 29, 2001 conferring on the company the exclusive right to conduct surface gold mining operations over the Prestea Concession Area for a period of thirty (30) years effective from the date of the said BGL Mining Lease as specifically defined in the said BGL Mining Lease.

K. PGR and BGL have with the consent and approval of the Government entered into the Investment Agreement to promote jointly both surface and, if feasible, underground gold mining operations on the Prestea Concession Area.

L. Pursuant to the Investment Agreement, BGL has paid $2.1 million to PGR and the parties have entered into the Joint Operating Agreement.


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MEMORANDUM OF AGREEMENT                                                   PAGE 3
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M.       PGR, PGL and SGMC have entered into the Licence Agreement, whereby PGR has the right to utilize the Underground Mining Assets in return for the payment of rent to PGL.

N. PGR discontinued underground gold mining operations on January 21, 2002 due to an industrial action.

O. PGR is highly indebted with total liabilities to creditors (excluding employee liabilities) of approximately $10.5 million and has been operating at a loss.

P. Government intends to use best endeavours to cause the creditors of PGR, in so far as it is able, to enter into an arrangement with PGR.

IN CONSIDERATION OF THE MUTUAL COVENANTS IN THIS MEMORANDUM OF AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

                   ARTICLE 1 - DEFINITIONS AND INTERPRETATIONS

1.0      As used in this Agreement:

"AGREEMENT" means this Memorandum of Agreement and all schedules and instruments in amendment or confirmation of it; "hereof', "hereto", and "hereunder" and similar expressions mean and refer to this Memorandum of Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Memorandum of Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Memorandum of Agreement;

"APPLICABLE LAW" means all applicable laws of the Republic of Ghana, including, without limitation, the PNDCL 153;

"ASSESSMENT" means the assessment of the Underground Mine more fully described in Article 4.2;

"BACK PAY" means the salary arrears of approximately $1,500,000 owed to the PGR Employees and PGR Casual Employees for the five month period from August 20, 2001 to January 20, 2002;

 "BGL" means Bogoso Gold Limited, a company incorporated under the laws of Ghana having its registered office at 32 Akosombo Road, Airport Residential, Accra, Ghana;

"BGL MINING LEASE" means the mining lease dated June 29, 2001 attached as Schedule "C" issued by the Government to BGL pursuant to Section 45 of the PNDCL 153;

"BUSINESS DAY" means any day other than a Saturday, Sunday or official public holiday in the city of Accra, Ghana or in the city of Denver, U.S.A.;

"CARE & MAINTENANCE" means the continued operation, following the cessation of active mining operations in the Underground Mine, of the Underground Mine dewatering pumps to keep the Underground Mine dewatered as well as the routine and periodic maintenance of essential mine equipment to ensure that its mechanical condition does not deteriorate;

"DECISION TO MINE" means the decision to start commercial production from the underground but excludes any production that may occur as result of sweeping and vamping operations conducted during the assessment period;


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MEMORANDUM OF AGREEMENT                                                   PAGE 4
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"DEED OF WARRANTY" means the Deed of Warranty dated December 17, 1987 between
BGL (formerly known as Canadian Bogosu Resources Limited) and Government and bearing registration number AC6099c/87;

"DOLLARS" or "$" means the currency that is from time to time, legal tender for the payment of all private and public debts in the United States of America;

"EFFECTIVE DATE" means March 15, 2002;

"ENVIRONMENTAL INDEMNITY" means the environmental indemnity agreement between PGR and Government executed on December 21, 2001 attached as Schedule "E";

"EXPLOITATION COMPANY" means the business entity or legal structure through which the JV Parties shall hold the JV Assets and conduct Operations pursuant to the Joint Venture Agreement. The Exploitation Company shall be determined by the JV Parties giving due regard to the tax, legal liability, and other considerations of each JV Party, as well as any necessary Government approvals;

"FEASIBILITY STUDY" means a comprehensive description of the construction, development, mining, processing, and marketing plan for a mine to exploit Minerals from the PGR Mining Lease in such form and substance as would reasonably be required by a commercial bank involved in project finance, in making an investment decision to place such a mine into production. The Feasibility Study shall include the confirmation of Ore Reserves by the conduct of detailed drilling works, hydrological and geo-technical works, environmental studies, and, if deemed necessary by the Manager, the mining of one or more bulk samples of mineralisation for metallurgical studies which may require the construction of one or more shafts, the construction of an incline, or works associated with a trial mine. The Feasibility Study shall contain estimates of both capital and operating costs and shall analyse how to proceed with mining operations to economically and commercially extract the target Mineral(s), identify the optimum structure for the mining venture, and include reference to relevant marketing and financial aspects;

"FORCE MAJEURE" means any cause, whether foreseeable or unforeseeable, beyond a Party's reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of such Party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sinkholes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment; contractor' or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing;

"GMWU" means the Ghana Mineworkers Union of the TUC (Ghana);

"GOVERNMENT" means the duly constituted government of the Republic of Ghana or any political subdivision thereof, whether Central, Regional, District or local, or any judicial body, agency or instrumentality of any such government or political subdivision;


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MEMORANDUM OF AGREEMENT                                                   PAGE 5
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"INVESTMENT AGREEMENT" means the Agreement between PGR and BGL executed on
November 16, 2001, as amended and supplemented by letters dated December 4, 2001, January 31, 2002 and March 4, 2002;

"JOINT OPERATING AGREEMENT" means the Joint Operating Agreement between PGR and BGL executed on January 31, 2002 attached as Schedule "F";

"JV" means the joint venture, either unincorporated or incorporated, as more fully described in Article 5, between Government, PGR and BGL formed to assess, redevelop and operate the Underground Mine;

"JV PARTIES" means collectively, BGL, PGR and Government and "JV PARTY" means any one of them;

"JOINT VENTURE AGREEMENT" means the more detailed joint operating agreement which will set out the basis upon which the JV Parties shall, through the formation of the Exploitation Company, mutually evaluate, develop, mine, extract, produce, use, sell and export of Minerals and associated mineral resources and, accordingly, hold all mining rights, mining claims, water rights, surface lands, licenses and permits, other than as described herein;

"JOINT VENTURE ASSET" means the following:

a) all interests, rights, and privileges (whether absolute or conditional, whether existing or future) in real property, mineral rights, and surface lands falling with the Prestea Concession Area, including, without limitation, all licenses, permits, leases, concessions, and other entitlements, but excluding the BGL Mining Lease;

b) all minerals, Product, and materials of commercial value produced or derived from the PGR Mining Lease under this Agreement;

c) all equipment acquired by the JV and used in the Operations; all inventory; all personalty, tangible and intangible, consumable and non-consumable, obtained by the Joint Venture in connection with the conduct of Operations, including, without limitation, all geological data, surveys, assays, analysis and other data and information acquired in the course of Operations covered by this Agreement, excluding, however, all such items which are specifically intended to remain the separate property BGL for its surface mining operations or are rented or leased to or for the benefit of the JV;

"LICENCE AGREEMENT" means the Licence Agreement between SGMC, PGL and PGR dated January 16, 2002 attached as Schedule "G";

"MANAGER" means the person or entity with overall management responsibility for the JV in accordance with this Agreement and the Joint Operating Agreement, which for as long as BGL has a participating interest of greater than or equal to 30%, shall be BGL. The Manager shall be bestowed with power sufficient to undertake, manage, direct and control all day-to-day activities and decisions reasonably necessary to fulfil the purposes of this Agreement, and such activities shall be performed in accordance with international mining industry practice. The Joint Venture Agreement, or a separate management agreement, will specify with more particularity the Manager's responsibilities, rights and obligations;

"MANAGEMENT COMMITTEE" shall have the meaning ascribed to it in Article 5. The Management Committee will (i) review the conduct of Operations by the Manager,
(ii) determine the policies, nature, and content of work programs and budgets for Operations, (iii) give general directions to the manner in which the Manager must carry out Operations,


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MEMORANDUM OF AGREEMENT                                                   PAGE 6
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(iv) approve budgets, and (v) have any other functions as may be mutually agreed upon by the JV Parties under the terms of the Joint Operating Agreement;

 "MINING LEASE", "MINERAL OPERATIONS", "MINING OPERATIONS", "MINERAL RIGHT" and "MINERALS" shall have the meanings given to such terms in PNDCL 153;

"NI 43-101" means Canada's National Instrument 43-101 titled Standards of Disclosure for Mineral Projects;

"OPERATIONS" means all activities carried out in connection with the prospecting, exploring, evaluation, development, and mining of Minerals falling within the PGR Mining Lease, including, without limitation, prospecting, exploration, the development of a mine, the mining, extraction, treatment, storage and processing of Minerals, distribution and sale of Product, the acquisition and relinquishment of properties or the construction of any improvements, personalty, fixtures or equipment reasonably necessary therefor, and any other activities or operations related to or necessary for exploration, development, and mining of Minerals in the PGR Mining Lease;

"ORE RESERVES" shall have the meaning contained in NI 43-101;

"PARTICIPATING INTERESTS" means an undivided ownership interest held by PGR, BGL and Government under this Agreement and the Joint Venture Agreement and which entitles the holder to that share of the Joint Venture or the Exploitation Company and the JV Assets thereof and which requires the holder (other than Government) to contribute to that share of the costs and expenses of the development and operations thereof;

"PARTIES" means, collectively, BGL, PGR, PGL, SGMC, GMWU and Government and "PARTY" means any one of them;

"PGL" means Prestea Goldfields Limited a company incorporated under the laws of Ghana having its registered office at 9, Switchback Road, Cantonments, Accra, Ghana;

"PGR" means Prestea Gold Resources Limited, a company incorporated under the laws of Ghana having its registered office at PO Box 30, Prestea, Western Region, Ghana;

"PGR CASUAL EMPLOYEES" means those part-time or full-time employees of PGR classed as casual as at January 21, 2002;

"PGR EMPLOYEES" means all the permanent, full-time employees of PGR, both junior staff and senior staff, as at January 21, 2002;

"PGR MINING LEASE" means the mining lease dated June 29, 2001 attached as Schedule "D" issued by the Government to PGR pursuant to Section 45 of the PNDCL 153;

"PLANT-NORTH" means the area marked as "Plant-North" on Schedule "B";

"PNDCL" means the Minerals and Mining Law, 1986 (PNDCL 153) of Ghana, as amended;

"PRESTEA CONCESSION AREA" means the area of the Prestea concession covering an area of 129.05 km(2) comprising both the PGR Mining Lease and the BGL Mining Lease as shown in the map attached as Schedule "B";

"PRESTEA PROCESSING PLANT" means the processing plant owned by PGL situated on the Prestea Concession Area and marked as such on the map at Schedule "B";

"PRICEWATERHOUSECOOPERS" means the independent accounting firm of PricewaterhouseCoopers having its registered office in Ghana at Gulf House, 4th Floor, Tetteh Quarshie Roundabout, Legon Road, Accra, Ghana, or such other firm of independent, internationally recognized accountants agreed in writing between the JV Parties;


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MEMORANDUM OF AGREEMENT                                                   PAGE 7
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"PRODUCT" means gold and other associated mineral substances produced by the JV from ore mined from the PGR Mining Lease;

"PSGL" means Prestea Sankofa Gold Limited, a company incorporated in accordance with the laws of Ghana operating on the Prestea Concession Area in accordance with a mining lease granted by Government over certain tailings and mineralised waste materials;

"RESTRICTED ACCOUNT" means that restricted operating account of PGR with Ghana Commercial Bank, Kwame Nkrumah Circle Branch, Accra, Ghana (account number 214103), which requires signatories from both PGR and BGL;

"SEVERANCE BENEFIT" means the agreed severance benefit being Eighteen (18) days (based on 27 working days per month) per year of service up to the Effective Date to be paid to the PGR Employees as provided for in Article 3;

"SGMC" means State Gold Mining Company Limited a Public Limited Liability Company registered under the laws of Ghana of P. O. Box 3634 Accra in the Greater Accra Region;

"UNDERGROUND MINE" means the Prestea underground mining operation; and

"UNDERGROUND MINING ASSETS" means those underground mining assets owned by PGL located at Prestea as set out in the First Schedule of the License Agreement.

1.2 Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.3 The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.4 Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and be ineffective only to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof.

1.5 This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, unless otherwise stated herein.

1.6 This Agreement may only be amended, modified or supplemented by a written agreement signed by all of the Parties.

1.7 No waiver of any of the provisions of this Agreement by any Party shall be deemed to constitute a waiver of such provision by any other Party or a waiver by such Party of any other provision, (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing duly executed by the Party to be bound thereby.

1.8 Where the word "including" or "includes" is used in this Agreement it means "including (or includes) and without limitation".

1.9 Any references herein to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as enacted at the date hereof as such law, by-law, rule, regulation, order of or act may be amended, re-enacted or superseded from time to time.


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MEMORANDUM OF AGREEMENT                                                   PAGE 8
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                      ARTICLE 2 - PURPOSE AND LEGAL EFFECT

2.1 The Parties hereto hereby irrevocably agree to carry out the following subject only to the terms and conditions of this Agreement:

         (a) Securing funding from BGL for the payment of (i) the Back Pay to the PGR Employees and PGR Casual Employees, and (ii) the Severance Benefit to the PGR Employees;

         (b) Putting the Underground Mine on Care & Maintenance while the Assessment is carried out to determine if the future operation of the Underground Mine is economically viable;

         (c) Consolidating the management of the Underground Mine with the mining operations of BGL by forming a JV between BGL, PGR and Government;

         (d) Effecting the immediate decommissioning and demolition of the Prestea Processing Plant so that BGL may progress its surface mining plans; and

         (e) Government, SGMC and PGL agreeing to undertake certain acts or things to the extent permitted by Applicable Law to facilitate the surface mining by BGL on the BGL Mining Lease.

2.2 This Agreement will govern the rights and obligations of the Parties and will be binding on the Parties.

2.3 Until superseded by the Joint Venture Agreement, the terms and conditions set forth in this Agreement will govern the rights and obligations of, and shall be binding on, the JV Parties. If a Joint Venture Agreement is executed, the portions of this Agreement related to the Joint Venture Agreement will be superseded. The Joint Venture Agreement will contain the terms set forth in this Agreement and such other terms as the JV Parties mutually agreed upon. The JV Parties will in good faith endeavour to cause the Joint Venture Agreement to be executed within thirty (30) Business Days of the Decision to Mine.

2.4 The Investment Agreement shall no longer have any binding effect on the parties to such Investment Agreement.

2.5 For the avoidance of doubt the following agreements in which PGR is a party shall continue to have effect, however PGR's rights and obligations under such agreements shall, subject to the approval of Government (which is deemed to have been granted by Government as party to this Agreement), be transferred , as contemplated herein:

         (a)      Joint Operating Agreement shall be transferred to the JV,

         (b)      Environmental Indemnity shall be transferred to the JV,

         (c)      Licence Agreement shall be transferred to the JV, and

         (d) PGR Mining Lease shall be transferred to BGL to be held by BGL for the benefit of the JV until the earlier of (i) BGL electing to terminate this Agreement, and (ii) the Exploitation Company is formed.


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MEMORANDUM OF AGREEMENT                                                   PAGE 9
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                            ARTICLE 3 - PGR EMPLOYEES

3.1 Immediately upon the receipt of the consent of Government for the transfer of the PGR Mining Lease to BGL, as more fully described in
         Article 7.3 and 9.3 and provided PGR have delivered the settlement agreement as more fully described in 5.1 and 7.4:

         (a) BGL, on behalf of the JV, shall pay to the Restricted Account, in immediately available funds, $1,600,000, to be applied to the payment of the Back Pay as described below.

         (b) PGR, under the supervision of PricewaterhouseCoopers, shall immediately distribute the Back Pay.

         (c) Once all Back Pay has been paid, PGR shall provide the JV with a written statement from PricewaterhouseCoopers detailing the amount paid to each of the PGR Employees and PGR Casual Employees and verifying that no further Back Pay entitlements are owed.

         (d) Any funds remaining from the $1,600,000 provided by the JV not required to pay Back Pay shall be retained in the Restricted Account.

3.2 The Parties agree that the employment of all PGR Employees and PGR Casual Employees shall be severed and that the PGR Employees shall be entitled to the Severance Benefit. PricewaterhouseCoopers shall audit the Severance Benefit calculation to be provided by PGR.

3.3 Immediately upon the completion of the demolition of the Prestea Processing Plant and the receipt by BGL of all approvals and consents necessary to commence mining at Plant-North:

         (a) BGL, on behalf of the JV, shall pay to the Restricted Account, in immediately available funds, $800,000, to be applied to the payment of the Severance Benefit;

         (b) PGR, under the supervision of PricewaterhouseCoopers, shall immediately distribute the Severance Benefit to the PGR Employees;

         (c) once all Severance Benefits have been distributed to the PGR Employees, PGR shall provide the JV with a written statement from PricewaterhouseCoopers detailing Severance Benefit made to each bona fide PGR Employee and verifying that PGR has no unpaid Severance Benefit liabilities; and

         (d) any funds remaining from the total $2,400,000 of funding provided by the JV shall be retained in the Restricted Account.

                         ARTICLE 4 - CARE & MAINTENANCE

4.1      The Parties agree that effective immediately upon the signing of this
         Agreement:

         (a) the Underground Mine shall be placed on Care & Maintenance under the direction of the Manager;

         (b)      the JV shall keep the Underground Mine dewatered and secure;
                  and


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MEMORANDUM OF AGREEMENT                                                  PAGE 10
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         (c)      the JV shall employ such number of employees required for the
                  Care & Maintenance and shall give preference to the PGR Employees provided that such PGR Employees have the requisite skills.

4.2 The JV shall conduct an Assessment to determine the (i) safety conditions and practices at the Underground Mine, (ii) environmental practices at the Underground Mine, (iii) resource potential of the PGR Mining Lease, and (iv) economic viability of a new mining operation on the PGR Mining Lease. The broad principles covering the Assessment are as follows:

         (a) the Assessment will be carried out by the JV primarily using consultants;

         (b) the Assessment will be funded by the JV which shall be sole funded by BGL;

         (c) the Assessment is expected to take twenty-four (24) months but could be longer or shorter depending on the findings; and

         (d) during the Assessment, the JV Parties will receive regular, quarterly reports on the progress of the Assessment as well as copies of any definitive reports on the various aspects of the Assessment.

4.3 Upon the completion of the Assessment the JV Parties and provided that the Feasibility Study demonstrates that such redevelopment of the Underground Mine is economically justified, the JV Parties shall consider the redevelopment of the Underground Mine and make a Decision to Mine.

4.4 Upon the Decision to Mine, or earlier by mutual agreement, the JV Parties will enter into the Joint Venture Agreement and establish the Exploitation Company in Ghana.

4.5 Upon the establishment of the Exploitation Company, BGL shall transfer the PGR Mining Lease to the Exploitation Company.

                     ARTICLE 5 - FORMATION OF JOINT VENTURE

5.1      On the Effective Date, the JV Parties shall form the JV by:

         (a) PGR contributing (i) the PGR Mining Lease, (ii) its mining assets and inventory, (iii) its interest in certain agreements, as detailed in Article 7.2, and (iv) its Back Pay and Severance Benefit obligations totalling not more than $2,400,000 to the JV;

         (b)      BGL obligating $2,400,000 to the JV;

         (c) The Government approving the transfer of the PGR Mining Lease to BGL, to be held by BGL for the benefit of the JV until the earlier of (i) BGL electing to terminate this Agreement, and
                  (ii) the Exploitation Company is formed;

         (d) PGR transferring, for the duration of the JV, the rights and obligations of PGR under the Joint Operating Agreement, the Environmental Indemnity, and the Licence Agreement to the JV; and

         (e) PGR delivering, within seven (7) calendar days of the Effective Date, a settlement agreement between PGR and its employees accepting the Back Pay and Severance Benefit (as more fully described in Article 3) as a full and final settlement for the termination of their employment with PGR.

MEMORANDUM OF AGREEMENT                                                  PAGE 11
--------------------------------------------------------------------------------

5.2 Upon the Decision to Mine, or earlier by mutual agreement, the JV Parties will enter into the Joint Venture Agreement. The JV Parties undertake to negotiate the definitive Joint Venture Agreement in good faith.

5.3 Except as otherwise provided in this Agreement, all JV Assets held or acquired by the Manager in fulfilment of its obligations for the Joint Venture, or by a JV Party, are beneficially owned by the JV Parties in undivided shares as tenants-in-common in proportion to their respective Participating Interests from time to time, and the Parties hereby waive all rights of partition and of sale in lieu of partition (including as arise under Law) with respect to that property. The JV Parties hereby agree that, notwithstanding any provision hereof to the contrary, if they are jointly and severally liable in Ghana and elsewhere under this Agreement, they must indemnify and hold each other harmless, subject to this Agreement, to the extent they incur liability in respect thereof in excess of their Participating Interest share of that liability.

5.4 None of the JV Parties will have any liability for any indebtedness or liabilities of the other JV Parties.

5.5 As long as BGL's Participating Interest is equal to or greater than 30%, BGL will have the continuing right to act as Manager of the JV. The Manager shall be responsible for the day-to-day management, conduct, and control of the Operations, subject to approved work plans and budgets and the direction of the Management Committee referred to below. The JV Parties shall in good faith negotiate and specify the powers and obligations of the Manager which shall be included in the Joint Venture Agreement.

5.6 Notwithstanding anything contained herein to the contrary, the Manager will not be liable to any JV Party for any act or omission resulting in damages or loss except to the extent caused by or attributable to the Manager's wilful misconduct or gross negligence.

5.7 The Manager will be entitled to charge a management fee of 2% of expenditure. The purpose of this fee will not be to provide the Manager with a profit, but to allow the Manager to recover indirect costs it incurs in fulfilling its obligations as Manager. As a result, the JV Parties must review the fee annually and the fee will be adjusted annually if unanimously approved by all JV Parties and if the JV Parties unanimously determine it to be insufficient or excessive. This management fee will be considered to be an ordinary operating expenses of the JV and will therefore be paid by each JV Party in accordance with its Participating Interest.

5.8 Except as otherwise provided in this Agreement, until completion of the Feasibility Study all final decisions relating to Operations shall be made and undertaken by BGL, but reasonable consultation on these decisions prior to their execution will be held with the JV Parties, and the agreement or disagreement of the JV Parties formally recorded. Upon completion of the Feasibility Study, all decisions relating to the conduct of Operations and relating to the Joint Operating Agreement shall be made by the Management Committee, a governing body to be appropriately structured to serve the type of business entity chosen under the Joint Venture Agreement. Prior to execution of the Joint Venture Agreement, the JV Parties hereby designate their respective representatives on the Management Committee to be as follows:

         (a)      for BGL:      Managing Director

         (b)      for PGR:      Chairman, and

MEMORANDUM OF AGREEMENT                                                  PAGE 12
--------------------------------------------------------------------------------

         (c)      for Government one representative.

5.9 The JV Parties shall have on the Management Committee a number of votes proportionate to their respective Participating Interest, regardless of the number of representatives, and each shall designate one person or an alternate to cast such votes.

5.10 All decisions of the Management Committee will be taken by simple majority vote. BGL, if continuing to hold a 30% or greater interest in the project, shall determine, at its sole election, whether to proceed with the Feasibility Study.

5.11 Prior to completion of the Feasibility Study, it is the intention of the JV Parties that the Management Committee shall hold informal but periodic reviews (at least quarterly unless otherwise agreed to by the JV Parties) of Operations. Following completion of the Feasibility Study, the Management Committee shall hold quarterly meetings in Accra, Ghana, or such other mutually agreed place. Although the JV Parties contemplate holding meetings to review work plans and budgets for each phase of work undertaken, the JV Parties do not contemplate holding regular formal meetings prior to completion of the Feasibility Study. Meetings may be held by telephone.

5.12 As of the Effective Date BGL will have a 45% Participating Interest, PGR will have a 45% Participating Interest, and Government will have a 10% Carried Interest.

5.13 Notwithstanding anything contained in this Agreement, the JV Parties agree that, in addition to the initial $2,400,000 contribution to the JV, BGL shall be entitled to and obligated to be the sole provider of funding for (i) the Care & Maintenance, (ii) the Assessment, and (iii) the completion of a Feasibility Study.

5.14 From the Effective Date until the completion of the Feasibility Study, or in the event that a JV Party (other than Government) following the completion of the Feasibility Study fails to advance funds as required under this Agreement or the Joint Operating Agreement, then its Participating Interest will be diluted in accordance with the following formula:

         PC#1 + PC#2 + PC#3
         ------------------
         JV#1 + JV#2 + JV#3      times 90%; where

         PC#1 means   JV Party's initial contributions (deemed to be $2.4
                      million for both BGL and PGR);

         PC#2 means   JV Party's additional contributions;

         PC#3 means   the amount, if any, that the JV Party elects to contribute to the approved work plan and budget;

         JV#1 means   the initial contributions of all JV Parties (deemed to be
                      $4.8 million);

         JV#2 means   the additional contributions of all JV Parties; and

         JV#3 means   the amount that all JV Parties elect to contribute to the
                      approved work plan and budget.

5.15 For the avoidance of doubt, the Governments interest shall not be diluted and at all times shall be 10%.

5.16 If a JV Party (other than Government) fails within a reasonable period to make a contribution or cash call which it previously committed to make under an approved work plan and budget, it shall be in default and shall be diluted on a straight line basis to a minimum 10% participating interest at which time the diluted JV Party will be assigned a 2.5% net profits interest.

MEMORANDUM OF AGREEMENT                                                  PAGE 13
--------------------------------------------------------------------------------

5.17 For a period of ninety (90) Business Days after the completion of the Feasibility Study, BGL shall have the right, at it sole election, to acquire the rights and obligations of PGR in the Joint Venture for a total consideration of $6.5 million.

5.18 BGL may withdraw from this Agreement upon completion of the Assessment and determining that the redevelopment of the underground mine is not viable to the extent that the project is not bankable with a reputable international financial institution.

5.19 In the event that any JV Party (other than Government) elects to enter into voluntary insolvency or becomes insolvent in accordance with the Bodies Corporate (Official Liquidations) Act 1963 (Act. 180), the insolvent party shall be deemed to have retired from the JV and their rights and obligations under this agreement shall be forfeited. In the event of retirement, the rights and obligation of the retiring party shall be assumed by the remaining JV Parties (other than Government) in proportion to their holdings in the JV at the time of retirement.

                   ARTICLE 6 - BGL'S SURFACE MINING OPERATIONS

6.1 The Parties agree that BGL shall be entitled to continue its development of the BGL Mining Lease.

6.2 The Parties undertake to use their utmost endeavours to assist BGL to implement the infrastructure mitigation plan incorporated in the Joint Operating Agreement.

                         ARTICLE 7 - UNDERTAKINGS BY PGR

7.1 PGR hereby agrees that the notice required under Clause 5.4 (d) (i) of the Joint Operating Agreement for the decommissioning and demolition of the Prestea Processing Plant has been given and that such demolition may commence immediately upon the Effective Date.

7.2 PGR hereby agrees to and assigns its rights and obligations in the Joint Operating Agreement, Licence Agreement and Environmental Indemnity to the JV.

7.3 PGR hereby agrees to the transfer of the PGR Mining lease to BGL, to be held by BGL for the benefit of the JV until the earlier of (i) BGL electing to terminate this Agreement, and (ii) the Exploitation Company is formed.

7.4 PGR hereby undertakes to deliver, within seven (7) calendar days of the Effective Date, a settlement agreement between PGR and its employees accepting the Back Pay and Severance Benefit (as more fully described in Article 3) as a full and final settlement for the termination of their employment with PGR.

7.5 PGR undertakes to meet with its creditors to arrive at a settlement. This could be an agreement by the creditors to wait until some future time when the underground mine is redeveloped or an agreement by the creditors to take shares in PGR in lieu of the monies owed to them.

                    ARTICLE 8 - UNDERTAKINGS BY SGMC AND PGL

8.1 SGMC and PGL hereby agree that the notice required in Clause 5 of the Licence Agreement to demolish the assets described in Fourth Schedule to the Licence

MEMORANDUM OF AGREEMENT                                                  PAGE 14
--------------------------------------------------------------------------------

         Agreement has been given and that immediately upon the Effective Date, BGL may commence such demolition.

8.2 SGMC and PGL hereby agree that the rights and obligations of PGR under the Licence Agreement shall be assigned to the JV.

                     ARTICLE 9 - UNDERTAKINGS BY GOVERNMENT

9.1 Government hereby agrees with the commencement of the Infrastructure Mitigation Plan as contemplated in the Joint Operating Agreement.

9.2 Government hereby agrees to the assignment by PGR of its rights and obligations in the Environmental Indemnity to the JV.

9.3 Government hereby agrees to the transfer of the PGR Mining lease to BGL, to be held by BGL for the benefit of the JV until the earlier of
         (i) BGL electing to terminate this Agreement, and (ii) the Exploitation Company is formed.

9.4 Government hereby agrees to the transfer of the PGR Mining lease from BGL to the Exploitation Company once such a company is formed.

9.5 Government hereby agrees to the modification of the Deed of Warranty to include the BGL Mining Lease and the PGR Mining Lease and undertakes to do all acts and things necessary to perfect such modification or to replace such Deed of Warranty with a new deed of warranty containing the same terms and conditions.

9.6 Government hereby undertakes to use its best endeavours to cause its agencies and utilities to expedite, to the extent possible under law, any consents and approvals required for BGL to exercise its mining rights on the BGL Mining Lease.

9.7 Government undertakes to use its best endeavours to assist BGL in curtailing any illegal mining on the Prestea Concession Area.

9.8 Government hereby undertakes to cause its agencies to segregate the Prestea town power from the power supply for the Underground Mine.

9.9 Government, being the majority creditor as a result of, but not limited to, statutory liabilities owed by PGR and debts accrued by PGR to VRA and SGMC, hereby undertakes to use best endeavours in so far as it is able to cause the creditors of PGR to enter into an arrangement with PGR. This arrangement will result in either an agreement to defer settlement until such future date as the underground mine may be redeveloped or an agreement to exchange their indebtedness in PGR for equity in PGR.

                        ARTICLE 10 - UNDERTAKINGS BY BGL

10.1 BGL hereby agrees to the assignment to the JV of the rights and obligations of PGR under the Joint Operating Agreement.

10.2 BGL hereby agrees to the transfer of the PGR Mining Lease from PGR to BGL and undertakes to hold the PGR Mining lease for the benefit of the JV and to immediately transfer the PGR Mining Lease to the Exploitation Company once such Exploitation Company has been formed.

10.3 BGL hereby agrees to the initial commitment of $2,400,000 of funding to the JV in two tranches to be paid to PGR for the payment of the Back Pay and the Severance

MEMORANDUM OF AGREEMENT                                                  PAGE 15
--------------------------------------------------------------------------------

         Benefit. The two tranches are (i) $1,600,000 on the completion of the conditions detailed in clause 5.1 (c). (d) and (e) and (ii) $800,000 upon the demolition of the Prestea Processing Plant and the receipt by BGL of the necessary approvals and consents to commence mining at Plant-North.

10.4 BGL hereby agrees to provide sufficient funding to the JV to cover the costs of the Care & Maintenance, the Assessment, and the Feasibility Study.
10.5 BGL hereby undertakes to carry out the Assessment in a timely fashion and in accordance with the standards of NI 43-101.

                        ARTICLE 11 - UNDERTAKINGS BY GMWU

11.1 GMWU, as the majority shareholder of PGR, hereby agrees to the undertakings by PGR and undertakes to do all acts and things and to sign all such documents and other agreements necessary to effect the agreements in this Agreement.

11.2 GMWU, as the representative of the unionised employees of PGR, hereby agrees to the Back Pay and Severance Benefit settlement contemplated in
         Article 3 of this Agreement and undertakes to have this agreement ratified by such unionised employees of PGR within seven (7) calendar days of the signing of the Effective Date.

                         ARTICLE 12 - DISPUTE RESOLUTION

12.1 Any dispute, controversy or claim arising under or in connection with this Agreement, and which cannot be resolved within sixty (60) days of attempted negotiations between the Parties, shall be settled by arbitration in accordance with this section.

12.2 Matters subject to arbitration shall be settled by arbitration in accordance with the rules and regulations of the London Court of International Arbitration in effect on the date of this Agreement.

12.3 The place of arbitration shall be Accra, Ghana or such other place as the parties may agree.

12.4     The language of the arbitration shall be English.

12.5 The arbitration shall be the sole and exclusive forum for resolution of the dispute or controversy and the award shall be final and binding.

12.6 A Party may demand arbitration by delivering a written notice thereof to the other Party setting forth a complete, concise statement of the issue(s) in dispute, the amount involved and the remedy requested.

12.7 The arbitrators shall render a written decision within six months after having been appointed.

12.8 Notwithstanding anything herein, the arbitral panel shall have the power to decide any dispute ex aequo et bono, with the objective of deciding such matters fully in accordance with the intent of the Parties as indicated by this Agreement.

12.9 The arbitrators shall have the right to award or include in their award any relief, which they deem proper in the circumstances, including, without limitation, money damages (with interest on unpaid amounts from date due), specific performance, injunctive relief and legal fees and costs in accordance with this section.

MEMORANDUM OF AGREEMENT                                                  PAGE 16
--------------------------------------------------------------------------------

12.10 The arbitrators shall not have the authority to award exemplary, punitive, consequential or special damages and each Party shall be limited to the recovery of any actual damages sustained by it.

12.11 The number of arbitrators shall be three. One arbitrator shall be nominated by each of the Parties and shall then agree on the appointment of a third arbitrator, who shall be disinterested in the dispute and shall have no connection with any Party.

12.12 All arbitrators shall be persons having relevant experience relevant to the disputed matter.

12.13 Unless the three arbitrators have been appointed within thirty (30) days after the date on which either Party requests the settlement of any dispute by arbitration pursuant to this Section, the London Court of International Arbitration shall appoint the three arbitrators referred to above. The appointing authority may appoint from among nationals of any country, whether or not a Party is a national of that country.

                   ARTICLE 13 - REPRESENTATIONS AND WARRANTIES

13.1 BGL and PGR each represent and warrant to each of the other Parties that:

         (a) it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

         (b) it has full power and authority to carry on its business and to enter into this Agreement;

         (c) neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

         (d) the execution and delivery of this Agreement does not violate or result in the breach of its constating documents or of the laws of any applicable jurisdiction; and

         (e) this Agreement has been duly authorized by all necessary corporate action of its directors and shareholders and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

                              ARTICLE 14 - GENERAL

14.1     Further Assurances

         Each of the Parties will from time to time execute and deliver all further documents and instruments and do all acts and things as the other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

14.2     Legal Fees

         Each of the Parties hereto will pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement, and all other documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

MEMORANDUM OF AGREEMENT                                                  PAGE 17
--------------------------------------------------------------------------------

14.3     Confidentiality

         No Party shall disclose the making of this Agreement nor its terms nor any other agreement referred to in this Agreement (except those matters set out in the press release in the agreed form) unless agreed in writing by the other Parties (such agreement not to be unreasonably withheld) and each Party shall procure that each of its Related Persons shall not make any such disclosure without the prior consent of the other Parties unless disclosure is:

         (a)      to its professional advisers; or

         (b)      required by law; or

         (c) required by the rules or standards of any stock exchange, securities regulator that a Party is a reporting issuer of or such other regulatory body agreed between the Parties and disclosure shall then only be made by that Party:

                  (i) after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Parties before making such announcement and provided that any such announcement shall be made only after notice to the other Parties; and

                  (ii) to the person or persons and in the manner required by law or the rules of the stock exchange, securities regulator or such other regulatory body or as otherwise agreed between the Parties.

         The restrictions contained in Clause 14.3 shall apply without limit of time.

14.4     Entire Agreement

         Unless otherwise provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties hereto with respect thereto.

14.5     Amendments and Waiver

         No modification of or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the Parties and no waiver of any breach of any term or provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

14.6     Assignment

         BGL may assign in whole or in part its rights and obligations under this Agreement to any of its affiliates that are ultimately controlled by GSR. In such event, BGL will remain liable for all its obligations under this Agreement after such assignment as if such assignment had not taken place. Except as provided herein, neither BGL nor PGR may assign any of their rights or obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld.

MEMORANDUM OF AGREEMENT                                                  PAGE 18
--------------------------------------------------------------------------------

14.7     Pre-emptive Rights

         Except as provided for in Clause 5.17, or by Applicable Law, no JV Party shall be entitled to sell its interest in the Joint Venture until the Decision to Mine. Thereafter, if any JV Party receives a binding written proposal from a third party, the remaining JV Parties shall be entitled, for a period of sixty (60) Business Days following notification of the intended sale, to acquire the interest being sold at the same price offered by the third party.

14.7     Benefit of the Agreement

         This Agreement will enure to the benefit of and be binding upon the respective successors of the Parties.

14.8     Notices

         Any demand, notice or other communication to be given in connection with this Agreement must be given in writing by personal delivery or by electronic means of communication addressed to the recipient as follows:

         (a)      To PGR:

                  Prestea Gold Resources Limited
                  PO Box 701
                  Accra Ghana

                  Attention:        Chairman
                  Facsimile No.:    +233 21 66 5563


         (b)      To BGL:

                  Bogoso Gold Limited
                  32 Akosombo Road
                  Airport Residential Area
                  PO Box 16075, Airport Post Office
                  Accra Ghana

                  Attention:        Managing Director
                  Facsimile No.:    +233 21 77 7700


         (c)      To SGMC:

                  State Gold Mining Company Limited
                  C/O Minerals Commission
                  9, Switchback Road, Cantonments
                  PO Box 3634
                  Accra Ghana

                  Attention:        Chief Executive
                  Facsimile No.:    +233 21 77 2903 or 77 3324

MEMORANDUM OF AGREEMENT                                                  PAGE 19
--------------------------------------------------------------------------------

         (d)      To PGL:

                  Prestea Goldfields Limited
                  C/O Minerals Commission
                  9, Switchback Road, Cantonments
                  PO Box 3634
                  Accra Ghana

                  Attention:        Chief Executive
                  Facsimile No.:    +233 21 77 2903 or 77 3324

         (e)      To GMWU:

                  Ghana Mineworkers Union
                  PO Box 701
                  Accra Ghana

                  Attention:        General Secretary
                  Facsimile No.:    +233 21 66 5563

         (f)      To Government:

                  Ministry of Mines
                  Private Mail Bag
                  Ministries Post Office
                  Accra Ghana

                  Attention:        Minister of Mines
                  Facsimile No.:    +233 21 66 6801

MEMORANDUM OF AGREEMENT                                                  PAGE 20
--------------------------------------------------------------------------------

         or to such other address, individual or electronic communication number as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

14.9     Governing Law

         This Agreement is governed by and must be construed in accordance with the laws of Ghana.

14.10    Attornment

         For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in Ghana and the courts of Ghana will have jurisdiction to entertain any action arising under this Agreement. Each Party hereby attorns to the jurisdiction of the courts of Ghana.

14.11    Counterparts

         This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which when taken together constitute one and the same agreement.

14.12    Execution by Facsimile Transmission

         Delivery of this Agreement may be made by facsimile transmission. A copy of this Agreement duly executed in several counterparts by the Parties and delivered by facsimile transmission constitutes a valid and binding agreement.

14.13    Force Majuere

         The obligations of the Parties will be suspended for the duration of a Force Majeure event.

14.14    Default

         A Party shall be in default under this Agreement if, at any time such Party is in breach of any of its material obligations under this Agreement and which continues for seven (7) days after notice by a non-defaulting Party specifying such breach.

         For the purposes of Clause 5.18 a breach of material obligations shall include but not be limited to breach of the obligations contained in Articles 7, 8, 9,10 and 13 and shall be enforceable by application to a court having jurisdiction over the Parties



                             [SIGNING PAGES FOLLOW]

MEMORANDUM OF AGREEMENT                                                  PAGE 21
--------------------------------------------------------------------------------

In witness whereof the Parties have executed this Agreement as of the date first above written:


BOGOSO GOLD LIMITED



By:
         ----------------------------------
Name:    Peter Bradford
Title:   Chairman



By:
         ----------------------------------
Name:    Richard Gray
Title:   Managing Director


PRESTEA GOLD RESOURCES LIMITED



By:
         ----------------------------------
Name:    Robert Cole
Title:   Chairman



By:
         ----------------------------------
Name:    Jerome Essilfie
Title:   Mine Manager and Director


PRESTEA GOLDFIELDS LIMITED



By:
         ----------------------------------
Name:    E.K. Ofosu-Offei
Title:   Ag. Chief Executive



By:
         ----------------------------------
Name:    Kwasi Anokye-Yesuo
Title:   Group Management Accountant

MEMORANDUM OF AGREEMENT                                                  PAGE 22
--------------------------------------------------------------------------------

STATE GOLD MINING COMPANY LIMITED


By:
         ----------------------------------
Name:    E.K. Ofosu-Offei
Title:   Ag. Chief Executive



By:
         ----------------------------------
Name:    Kwasi Anokye-Yesuo
Title:   Group Management Accountant


GHANA MINEWORKERS UNION (AS MAJORITY SHAREHOLDER OF PGR AND AS REPRESENTATIVE OF THE UNIONIZED EMPLOYEES OF PGR)



By:
         ----------------------------------
Name:    John Brimpong
Title:   National Chairman



By:
         ----------------------------------
Name:    Robert Cole
Title:   General Secretary


REPUBLIC OF GHANA



By:
         ----------------------------------
Name:    Hon Kwadwo Adjei-Darko
Title:   Minister of Mines



By:
         ----------------------------------
Name:    Mrs Ernestina Tekpertey
Title:   Chief Director

MEMORANDUM OF AGREEMENT                                                  PAGE 23
--------------------------------------------------------------------------------

The following Schedules are attached to and made a part of this Agreement:


     A.   Final Report of the Mediator to the Government dated May 21, 2001;

     B.   Prestea Concession Area Map;

     C.   BGL Mining Lease;

     D.   PGR Mining Lease;

     E.   Environmental Indemnity;

     F.   Joint Operating Agreement; and

     G.   Licence Agreement.